UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2015

CNL GROWTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54686	26-3859644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Ave.

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Engagement of CBRE Capital Advisors, Inc.

On January 5, 2015, CNL Growth Properties, Inc. (the “Company”) sent a correspondence to registered representatives notifying them that the Company (i) engaged CBRE Capital Advisors, Inc., an independent investment banking firm (“CBRE Cap”) to assist with a valuation of the Company and an estimation of the net asset value (“NAV”) per share of the Company’s common stock as of December 31, 2014, (ii) anticipates announcing the estimated NAV per share on or about January 20, 2015, and (iii) will hold a webinar with registered representatives on January 23, 2015, at 2 p.m., Eastern Time, to discuss the estimated NAV per share. A copy of the correspondence with registered representatives is filed as Exhibit 99.1 to this Current Report and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information contained in this Item 7.01 disclosure, including Exhibit 99.1 and the information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01	Other Events

Determination of Net Asset Value Per Share As of December 31, 2014

In order to assist Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that participated in the Company’s public offering, the Company discloses in each annual report distributed to stockholders an estimated NAV per share of the Company’s common stock as of December 31, 2014, the method by which such NAV was developed, and the date of the data used to develop the estimated NAV per share. In connection therewith, on December 15, 2014, the Company’s Board of Directors and the valuation committee of the Board of Directors, which is comprised solely of independent directors (the “Valuation Committee”), approved the engagement of CBRE Cap to assist the Valuation Committee in an estimation of the NAV per share based on certain methodologies set forth by the Investment Program Association (“IPA”) in the IPA Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the IPA effective May 1, 2013.

Upon the receipt, analysis and consideration of a valuation report from CBRE Cap, which report will include property level and aggregate valuation analyses of the Company, and a range for the NAV per share of the Company’s common stock as of December 31, 2014 (the “Valuation Report”), and based on such other factors as the Valuation Committee deems beneficial, the Valuation Committee will make a recommendation to the Board regarding, and the Board will establish, an estimated NAV per share of the Company’s common stock as of December 31, 2014. The Company anticipates announcing the estimated NAV per share or around January 20, 2015.

CBRE Group, Inc. (“CBRE”) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California and one of the world’s largest commercial real estate services and investment firms in terms of 2013 revenue. CBRE Cap, a FINRA registered broker-dealer and a subsidiary of CBRE, is an investment banking firm that specializes in providing real estate financial services. The Valuation Committee and the Board of Directors elected to engage CBRE Cap based on many factors including but not limited to (i) CBRE Cap’s and its affiliates’ substantial experience in the valuation of assets similar to those owned by the Company, and (ii) CBRE Cap’s experience in undertaking the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions. For preparation of the Valuation Report, the Company will pay CBRE Cap a customary fee for services of this nature, no part of which will be contingent relating to the provision of services or specific findings.

In addition to the Company’s engagement of CBRE Cap in connection with the forthcoming valuation, during the past two years the Company and various affiliates of the Company have engaged CBRE Cap and other affiliates of CBRE for various real estate-related services and/or to serve as a third-party valuation advisor. The Company anticipates that affiliates of CBRE will continue to provide similar services to the Company and its affiliates in the future. In addition, the Company may in its discretion engage CBRE Cap to assist the Board of Directors and/or the Valuation Committee in future determinations of the Company’s estimated NAV per share. The Company is not affiliated with CBRE, CBRE Cap or any of their affiliates. While the Company or other affiliates of the Company have engaged and may engage in the future CBRE, CBRE Cap or their affiliates for commercial real estate services of various kinds, the Company believes that there are no material conflicts of interest with respect to the Company’s engagement of CBRE Cap. In the ordinary course of its business, CBRE, its affiliates, directors and officers may structure and effect transactions for its own account or for the accounts of its customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Correspondence to registered representatives dated January 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2015		CNL GROWTH PROPERTIES, INC. a Maryland Corporation

	By:	/s/ Scott C. Hall
Scott C. Hall Senior Vice President of Operations